Exhibit 10.59

TRX, INC.

EMPLOYEE STOCK PURCHASE PLAN

TRX, INC.

EMPLOYEE STOCK PURCHASE PLAN

TRX, Inc. Employee Stock Purchase Plan	-i-

TABLE OF CONTENTS

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TRX, Inc. Employee Stock Purchase Plan	-ii-

TABLE OF CONTENTS

(continued)

		Page

ARTICLE XVIII	CONSTRUCTION OF PLAN	10

ARTICLE XIX	EXPENSES OF PLAN	10

ARTICLE XX	COMPLIANCE	10

ARTICLE XXI	EMPLOYEE STATEMENTS AND REPORTING	11

ARTICLE XXII	EFFECTIVE DATE OF PLAN	11

TRX, Inc. Employee Stock Purchase Plan	-iii-

TRX, INC.

EMPLOYEE STOCK PURCHASE PLAN

ARTICLE I

PURPOSE OF PLAN

TRX, Inc. (the “Company”) has adopted this employee stock purchase plan to encourage the employees of the Company (and its participating affiliated companies) to acquire a proprietary interest, or to increase their existing proprietary interest, in the Company. The Board of Directors of the Company believes that employee ownership of the Company’s stock will serve as an incentive, encouraging employees to continue their employment and to perform diligently their duties as employees. It is further intended that the Plan qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended.

ARTICLE II

DEFINITIONS

When used in this Plan with initial capital letters, the following terms shall have the meanings set forth below:

2.1	“Base Pay” shall mean, with respect to an Employee, his regular straight-time earnings, plus bonuses, commissions, overtime and shift premium, including any contributions made by the Employee to a Code Section 401(a) or 125 plan of the Company.

2.2	“Board” shall mean the Board of Directors of the Company.

2.3	“Code” shall mean the Internal Revenue Code of 1986, as amended.

2.4	“Committee” shall mean the group of individuals appointed by the Board to administer the Plan, pursuant to Section 10.1.

2.5	“Common Stock” shall mean the common stock of the Company.

2.6	“Company” shall mean TRX, Inc., a Georgia corporation with its principal office in Atlanta, Georgia.

2.7	“Employee” shall mean any individual who is a common-law employee for tax purposes of any Participating Company. Certain Employees are not eligible to participate in the Plan, pursuant to Section 3.2 hereof.

2.8	“Enrollment Deadline” shall mean the fifteenth day of the calendar month immediately preceding each Offering Commencement Date.

2.9	“Fair Market Value” of the Common Stock as of a date of determination shall mean the following:

(A)

Stock Listed and Shares Traded. If the Common Stock is listed and traded on a national securities exchange (as such term is defined by the 1934 Act) or on the NASDAQ National Market System on the date of determination, the Fair Market Value per share

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shall be the closing price of a share of the Common Stock on said national securities exchange or NASDAQ National Market System on the business day immediately preceding the date of determination. If the Common Stock is traded in the over-the-counter market, the Fair Market Value per share shall be the average of the closing bid and asked prices of a share on the business day immediately preceding the date of determination.

(B)	Stock Listed But No Shares Traded. If the Common Stock is listed on a national securities exchange or on the National Market System but no shares of the Common Stock are traded on the date of determination but there were shares traded on dates within a reasonable period before the date of determination, the Fair Market Value shall be the closing price of a share of the Common Stock on the most recent date before the date of determination. If the Common Stock is regularly traded in the over-the-counter market but no shares of the Common Stock are traded on the date of determination (or if records of such trades are unavailable or burdensome to obtain) but there were shares traded on dates within a reasonable period before the date of determination, the Fair Market Value shall be the average of the closing bid and asked prices of a share of the Common Stock on the most recent date before the date of determination on which trading occurred.

(C)	Stock Not Listed. If the Common Stock is not listed on a national securities exchange or on the NASDAQ National Market System and is not regularly traded in the over-the-counter market, then the Committee shall determine the Fair Market Value of the Common Stock from all relevant available facts and circumstances, including any recent sales and purchases of such Common Stock to the extent they are representative, any facts related to the Company’s financial situation, the average of the high and low sales prices or the bid and asked prices of the Common Stock reflected in a traded exchange or market on a date within a reasonable period before the date of determination, or opinions of independent experts as to value.

The Committee’s determination of Fair Market Value, which shall be made pursuant to the foregoing provisions, shall be final and binding for all purposes of this Plan.

2.10	“Offering Commencement Date” shall mean the first day of each Offering Period.

2.11	“Offering Exercise Date” shall mean the last business day of each Offering Period.

2.12	“Offering Period” shall mean the period during which each option granted pursuant to the Plan is in effect. The duration and timing of Offering Periods may be changed by the Committee pursuant to Section 4.2 of this Plan.

2.13	“Participating Company” shall mean (i) the Company, and (ii) any “parent corporation” or “subsidiary corporation” (as defined in Code Sections 424(e) and (f)) of the Company which have been designated by the Board and which have adopted the Plan for the benefit of its employees.

2.14	“Plan” shall mean the TRX, Inc. Employee Stock Purchase Plan.

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ARTICLE III

ELIGIBILITY

3.1	Eligible Employees. All Employees of each Participating Company, except for those persons who specifically are excluded from eligibility pursuant to the terms of Section 3.2 hereof, shall be eligible to participate in the Plan.

3.2	Excluded Employees. The following Employees shall not be eligible to participate in the Plan during an Offering Period:

(A)	any Employee who has been employed by a Participating Company for less than ninety (90) days;

(B)	any Employee whose is regularly scheduled to work (determined as of the Enrollment Deadline for such Offering Period) 20 hours or less per week;

(C)	any Employee whose is regularly scheduled to work (determined as of the Enrollment Deadline for such Offering Period) for not more than 5 months in any calendar year; and

(D)	any Employee who, immediately after an option is granted hereunder, would own shares of the Common Stock, or of the stock of a parent or subsidiary corporation of the Company, possessing 5 percent or more of the total combined voting power or value of all classes of such stock. In determining whether an Employee owns 5 percent of such shares, (A) the attribution of ownership rules of Section 424(d) of the Code shall apply, and (B) an Employee shall be deemed to own the shares of stock underlying any outstanding option which he has been granted (whether under the Plan or any other plan or arrangement).

ARTICLE IV

OFFERING PERIODS

4.1	Offering Periods. The Plan shall be implemented by a continuous series of Offering Periods. The initial Offering Periods under the Plan shall be each calendar quarter. The Offering Period will begin on the Offering Commencement Date and will end on the Offering Exercise Date. The first Offering Period shall commence on the effective date of the Plan.

4.2	Other Offering Periods. Without amendment to the Plan, the Committee may, in its sole discretion, designate other periods as Offering Periods. These periods may be more or less frequent and may be in addition to or in lieu of the quarterly Offering Periods described in subsection 4.1 above. Notwithstanding any other provision of the Plan, no Offering Period may extend beyond five (5) years from the applicable Offering Commencement Date.

ARTICLE V

ELECTION TO PARTICIPATE

5.1

Election. Each Employee who is eligible to participate in the Plan may file with the Committee, on or before 5:00 p.m. on any Enrollment Deadline, an election form authorizing specified regular payroll deductions over the next succeeding Offering Period, which election shall remain in effect for subsequent Offering Periods until a subsequent election form is filed by the Employee. These

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payroll deductions shall be on an after-tax basis, so that all applicable federal, state, local and Social Security taxes shall apply. At the time an Employee files his election form, he shall elect to have payroll deductions made on each payday during the Offering Period, in whole dollars, in an amount which is not less than 1 percent nor greater than 10 percent of such Employee’s Base Pay for each payroll period. Regardless of the percentage elected by the Employee, a maximum of $15,000 per calendar year shall apply to all elections of any Employee.

5.2	Payroll Deduction. Payroll deductions for an Employee shall commence on the first payroll period beginning after the Offering Commencement Date and shall end on the last payroll in the Offering Period before the Offering Exercise Date, to which such authorization is applicable, unless sooner terminated by the Employee. No cash contributions or payments may by made by an Employee to the Plan.

5.3	Accounts. The Committee shall establish a bookkeeping account for each Employee in the Plan and shall credit each Employee’s payroll deductions to his account. Any funds actually held in Accounts shall remain part of the general assets of the Company and may be used by the Company for any corporate purpose.

5.4	Withdrawals. By written notice to the Committee during a Offering Period (on such form or in such manner as the Committee may specify), an Employee may elect to cease his payroll deductions and withdraw, effective as of the Offering Exercise Date of such Offering Period, the total amount (but not less than the total amount) credited to his Account. Such amount shall be paid to the Employee, in cash or its equivalent, without interest, as promptly as practicable after the Committee’s receipt of such notice. Payroll deductions shall cease as soon as administratively practicable after the Committee receives such election, and any option granted to the Employee under the Plan shall terminate on the date the Committee receives such election. An Employee who elects to withdraw the total amount credited to his Account shall cease participation in the Plan as of the Offering Exercise Date and shall not participate again until the second Offering Commencement Date following such Offering Exercise Date, provided he files an election form with the Committee on or before the Enrollment Deadline for such second succeeding Offering Commencement Date.

5.5	Leave of Absence. For purposes of participation in the Plan, an Employee who is on a leave of absence shall be deemed to be an Employee for the first 90 days of such leave of absence; provided, that as of the close of business on the 90th day of such leave of absence, the Employee’s employment (solely for purposes of the Plan) shall be deemed to have terminated unless the Employee shall have returned to his regular employment prior to the close of business on such 90th day. If an Employee’s employment is terminated earlier by the Company, for any reason, his right to participate in the Plan shall terminate simultaneously.

5.6	Interest. No interest will accrue or be paid on any payroll deductions contributed to the Plan or credited to the Account of any Employee.

ARTICLE VI

GRANTING OF OPTIONS

6.1	Grant of Option. On each Offering Commencement Date, each eligible Employee shall be deemed to have been granted an option to purchase shares of the Common Stock.

6.2

Duration. Each option granted on an Offering Commencement Date shall terminate upon its exercise on the immediately following Offering Exercise Date, unless terminated earlier pursuant to the terms of the Plan. The number of shares that an Employee may purchase pursuant to

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such option shall be determined on the Offering Exercise Date, based on the amount of contributions the Employee has made during the Offering Period and the Option Exercise Price on that Offering Exercise Date.

6.3	Annual Limit on Options Granted. No option to purchase shares under the Plan shall be granted to an Employee if such option, when combined with all other options granted under all of the Code Section 423 employee stock purchase plans of the Company, its parents and its subsidiary corporations, would permit such Employee to purchase shares of the Common Stock with a Fair Market Value (determined at the time the option is granted) in excess of $25,000 for each calendar year in which the option is outstanding at any time, determined in accordance with Section 423(b)(8) of the Code.

6.4	Option Exercise Price. For purposes of the Plan, the Option Exercise Price shall be the average of 85 percent of the Fair Market Value of the Common Stock over the trading days during the Offering Period, provided that in no event shall the Option Exercise Price be less than the lesser of:

(A)	an amount equal to 85 percent of the Fair Market Value of the Common Stock on the Offering Commencement Date; and

(B)	an amount equal to 85 percent of the Fair Market Value of the Common Stock on the Offering Exercise Date at the time such option is exercised.

ARTICLE VII

EXERCISE OF OPTIONS

7.1	Automatic Purchase. As of each Offering Exercise Date (except as provided in Section 7.2), the Committee shall purchase, for each Employee having funds credited to his Account, the number of whole and fractional (determined to the fourth decimal place) shares of the Common Stock which is determined by dividing the amount credited to the Account by the Option Exercise Price. To the extent that the Committee cannot accomplish the total purchases for the Plan on any Offering Exercise Date due to a lack of available shares, the Committee shall have a window period of five days (beginning on the Offering Exercise Date and continuing for four days thereafter) in which to accomplish the purchases for that Offering Period, and in such an event, the Option Exercise Price shall be the average purchase price of shares acquired for the Plan during the five-day window period.

7.2	Maximum Dollar Amount of Common Stock Purchased. Notwithstanding any provisions to the contrary contained herein, no Employee may use more than $15,000 of the amount credited to his Account pursuant to the Plan for purchase of Common Stock during any calendar year. When this amount has been used to purchase Common Stock, any excess (including any excess resulting from an inability to purchase a whole share) shall be returned to such Employee, payroll deductions for such Employee shall cease, and such Employee shall be ineligible to participate in any subsequent Offering Period during that calendar year. Such Employee’s election automatically shall become effective on the first Offering Commencement Date of the next succeeding calendar year, subject to the termination provisions herein.

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ARTICLE VIII

DELIVERY OF COMMON STOCK; SHAREHOLDER RIGHTS

8.1	Issuance of Shares to Employees. As soon as practicable after each Offering Exercise Date, the Company shall deposit or transfer to an account established in the Employee’s name at a stock brokerage or other financial services firm designated by the Company the whole and fractional shares of the Common Stock, if any, purchased for such Employee. Upon issuance of such shares, whether electronically or by actual share certificate (but not prior thereto), the Employee shall have all of the rights and privileges of a shareholder of the Company with respect to such shares.

8.2	Employee Accounts. The Committee shall maintain a recordkeeping account for each Employee to specify the number of shares of Common Stock purchased for each Employee, as well as the cash which has been contributed by the Employee but which has not yet been used to purchase stock. An Employee will have all rights of ownership to his account.

ARTICLE IX

STOCK RESERVED FOR OPTIONS

9.1	Shares of Common Stock Subject to Options. Subject to adjustment in accordance with the provisions of Article XII hereof, the maximum number of shares of Common Stock that may be issued under the Plan shall equal 500,000 shares of Common Stock.

The Committee shall establish appropriate methods for determining the number of shares available for issuance under the Plan and the number of shares that have been actually issued under the Plan at any time.

9.2	Source of Shares of Common Stock. Common Stock subject to the provisions of the Plan may consist of any or all of the following:

(A)	authorized but unissued shares of Common Stock, that are purchased directly from the Company by the Plan;

(B)	authorized and issued shares of Common Stock held by the Company in its treasury which have been reacquired by the Company, that are purchased directly from the Company by the Plan; and

(C)	shares of Common Stock that are purchased by the Plan in the open market.

ARTICLE X

ADMINISTRATION OF PLAN

10.1	Appointment of Committee. The Plan shall be administered by a committee, which shall consist of those persons so designated by the Board. The Committee at all times shall consist of not less than three nonemployee members of the Board. The Board from time to time may remove members from, or add members to, the Committee. Vacancies on the Committee shall be filled by the Board.

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10.2	Meetings. The Committee shall select one of its members as Chairman and shall hold meetings at such times and places as the Chairman shall determine. A majority of the members of the Committee shall constitute a quorum, and the Committee may act by vote of a majority of its members at a meeting at which a quorum is present, or without a meeting by a written consent to their action signed by all members of the Committee.

10.3	Authority. The Committee may request advice or assistance or employ such other persons as are necessary for proper administration of the Plan. Subject to the express provisions of the Plan, the Committee shall have authority to interpret the Plan, to prescribe rules and regulations for administering the Plan, and to make all other determinations necessary or advisable in administering the Plan; all of such determinations shall be final and binding upon all persons, unless otherwise determined by the Board. Without amendment to the Plan, the Committee shall be authorized to:

(A)	limit the frequency and/or number of changes in the payroll deduction amounts withheld during an Offering Period;

(B)	permit payroll withholding in excess of the amount designated by an Employee in order to adjust for delays or mistakes in the Company’s processing of properly completed election forms;

(C)	establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Company Stock for each Employee properly correspond with amounts withheld from the Employee’s paychecks; and

(D)	establish such other limitations or procedures as it may determine, in its sole discretion, advisable which are consistent with the terms of the Plan.

ARTICLE XI

RIGHTS NOT TRANSFERABLE

Rights under the Plan are not transferable by an Employee other than by will or the laws of descent and distribution and are exercisable during his lifetime only by him.

ARTICLE XII

ADJUSTMENT IN CASE OF CHANGES

AFFECTING THE COMPANY’S STOCK

12.1

General Rule. In the event of a split, subdivision or consolidation of outstanding shares of the Common Stock, or in the event of any “corporate transaction”, as defined in Treasury Regulations Section 1.425-1(a)(1)(ii), other than a transaction described in Section 12.2 hereof, the number of shares of the Common Stock subject to purchase pursuant to options outstanding hereunder, in the sole discretion of the Committee, may be adjusted in such manner as may be deemed necessary or equitable by the Committee to give proper effect to such event. If any adjustment hereunder would create a fractional share or a right to acquire a fractional share, such fractional share shall be disregarded, and the number of shares available under the Plan or the number of shares to which any Employee shall be entitled will be the next lower number of shares, rounding all fractions downward. Notwithstanding anything herein to the contrary, all adjustments to the

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shares of the Common Stock shall be made in such a manner as to comply with the requirements of Section 424 of the Code and to preserve the options’ status under Section 423 of the Code.

12.2	Dissolution or Certain Mergers. A dissolution or liquidation of the Company or a merger or consolidation in which the Company is not the surviving corporation, shall cause each outstanding option to terminate; provided, that each Employee shall, in such event, have paid to him in cash the amount credited to his Account at that time prior to such dissolution or liquidation, or merger or consolidation in which the Company is not the surviving corporation.

12.3	Rights of Employees. Except as hereinabove expressly provided, no Employee shall have any rights by reason of any subdivision or consolidation of shares of stock of any class or any other increase or decrease in the number of shares of stock of any class by reason of any dissolution, liquidation, merger or consolidation or spinoff of the assets or stock of another corporation; and any issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of the Common Stock subject to the option. The grant of an option pursuant to the Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge or to consolidate or to dissolve, liquidate or sell, or transfer all or any part of its business or assets.

ARTICLE XIII

TERMINATION OF EMPLOYMENT OR DEATH OF EMPLOYEE

13.1	Termination of Employment. In the event of an Employee’s termination of employment (for any reason other than death) during a Offering Period, any option granted to him under the Plan shall terminate immediately upon the date his employment ends, and the amount credited to his Account for such Offering Period shall be refunded to him in cash as soon as practicable after the termination of employment.

13.2	Death. In the event of an Employee’s death during a Offering Period, any option granted to him under the Plan for such Offering Period shall terminate immediately upon the date of his death, and the amount credited to his Account for such Offering Period shall be paid in cash to the Employee’s estate as soon as practicable following the date of death. Also, in the event any shares of the Common Stock and/or any cash is payable to the deceased Employee with respect to an Offering Period ending before his date of death, such shares and/or cash shall be paid to the Employee’s estate.

ARTICLE XIV

AMENDMENT AND TERMINATION OF THE PLAN

14.1	Amendment. The Board may amend the Plan in any respect; provided, any amendment (i) increasing the number of shares of the Common Stock reserved under the Plan, (ii) changing the designated class of employees eligible to participate in the Plan, or (iii) materially increasing the benefits accruing to Employees under the Plan, must be approved within 12 months of the adoption of such an amendment by the holders of a majority of the voting power of the outstanding shares of the Common Stock.

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14.2	Termination. The Plan and all rights of Employees hereunder shall terminate:

(A)	as of the Offering Exercise Date that Employees become entitled to purchase a number of shares of the Common Stock that substantially exhausts the number of such shares available for issuance, to such an extent that the Board and the Committee determine that no subsequent options are practicable; or

(B)	in the sole discretion of the Board, as of the end of any Offering Period with respect to future Offering Periods.

14.3	Compliance. To the extent necessary for compliance with Section 423 of the Code or Rule 16b-3 (or any successor provisions), the Company shall obtain shareholder approval in such a manner and to such a degree as may be required for any amendment to or termination of the Plan.

ARTICLE XV

NOTICES

All notices or other communications by an Employee to the Committee pursuant to or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Committee at the location, or by the person, designated by the Committee for the receipt thereof.

ARTICLE XVI

INDEMNIFICATION OF COMMITTEE

In addition to such other rights of indemnification as they may have as directors, the members of the Committee shall be indemnified by the Company against reasonable expenses (including, without limitation, attorneys’ fees) actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any option granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved to the extent required by and in the manner provided by the Bylaws of the Company relating to indemnification of directors) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such Committee member or members did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company.

ARTICLE XVII

TAXATION AND WITHHOLDING REQUIREMENTS

17.1	Compliance With Code Section 423. The Plan is intended to qualify for the favorable federal income tax consequences of Code Section 423. Pursuant to Code Section 423, an Employee will not be subject to federal income tax at the time of the exercise of an option under the Plan if certain conditions are met. Those conditions include the following “holding period” for the Common Stock.

17.2

Required Holding Periods. The Employee may not dispose of (sell or transfer) any share of Common Stock purchased by him under the Plan within two (2) years from the date of the grant of the option (which would be the Offering Commencement Date for the Option Period in which the share of Common Stock was purchased) or one (1) year from the date of transfer of the share

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to him (which would be the Offering Exercise Date for that purchase) in order to receive the favorable tax treatment.

17.3	Disqualifying Dispositions of Common Stock. If an Employee sells or transfers the Common Stock before the end of the “holding period,” the Employee must recognize as ordinary compensation income the difference between his basis in the Common Stock and the fair market value of the Common Stock on the date of the sale or transfer. The Employee’s basis in the shares will be the amount he paid for them at the Option Exercise Date. If an Employee sells the Common Stock after the “holding period” expires, he will recognize a gain on the sale in an amount equal to the excess of the proceeds of the sale over his basis in the Common Stock.

17.4	Withholding Obligations. At the time the option is exercised, in whole or in part, or at the time some or all of the Common Stock issued under the Plan is disposed of, the Employee must make adequate provision for the Company’s federal, state, or other tax withholding obligations, if any, which arise upon the exercise of the option or the disposition of the Common Stock. At any time, the Company may, but will not be obligated to, withhold from the Employee’s compensation the amount necessary for the Company to meet applicable withholding obligations, including any withholding required to make available to the Company any tax deductions or benefits attributable to sale or early disposition of Common Stock by the Employee.

ARTICLE XVIII

CONSTRUCTION OF PLAN

For purposes of the Plan, masculine, feminine, neuter, singular or plural pronouns shall be deemed to refer to such person, persons or entity as may be appropriate in the context.

ARTICLE XIX

EXPENSES OF PLAN

The Company shall pay all operational expenses of the Plan. It is anticipated that no brokerage commissions will be payable for the purchase and sale of Common Stock for or by the Plan.

ARTICLE XX

COMPLIANCE

The Plan is intended to comply with the requirements of Section 423 of the Code (and any of its successor provisions). Pursuant to such Code Section, an Employee may be eligible for certain favorable tax treatment with regard to Common Stock purchased under the Plan, if no disposition of the Common Stock is made by such Employee within two years after the date of the granting of the option to him under the Plan nor within one year after the transfer of the Common Stock to him.

The Plan is also intended to comply with the requirements for Rule 16b-3 of the Securities Act of 1934, as amended, with regard to exemptions to the short-swing profit rules for insiders. The Committee is authorized to take any and all actions as may be necessary for the Plan to comply with the requirements of Rule 16b-3, without further approval of the Board.

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ARTICLE XXI

EMPLOYEE STATEMENTS AND REPORTING

On or before January 31 of each calendar year, the Committee shall provide a statement to each Employee who exercised an option under the Plan during the previous calendar year. The Employee’s statement shall contain the following information: the name, address and employer identification number of the Company, the date the Common Stock was transferred to the Employee, the number of shares which were transferred to the Employee, and the type of option under which the transferred shares were acquired. In addition, pursuant to Section 6039 of the Code, the Committee shall make any and all filings necessary to the Internal Revenue Service with regard to options granted and exercised under the Plan.

ARTICLE XXII

EFFECTIVE DATE OF PLAN

The Plan shall become effective as of the first day of the first calendar quarter following the first trading day of the Company’s Common Stock on the NASDAQ National Market or a national exchange; provided, within twelve months of the adoption of the Plan by the Board, the Plan is approved by the holders of a majority of the voting power of the outstanding shares of the Common Stock. If the Plan is not so approved, the Plan shall not become effective.

IN WITNESS WHEREOF, the Plan is hereby executed by a duly authorized officer of the Company, on this              day of                     , 2005.

TRX, INC.

BY:
Title:

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